Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-185645) of Sagent Pharmaceuticals, Inc.,

(2)	Registration Statement (Form S-8 No. 333-175352) pertaining to the 2007 Global Share Plan of Sagent Holding Co. and the 2011 Incentive Compensation Plan of Sagent Pharmaceuticals, Inc.;

of our report dated March 11, 2013, with respect to the financial statements of Kanghong Sagent (Chengdu) Pharmaceutical Co., Ltd. (a development stage company), included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

March 11, 2013